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                                                                    Exhibit 23.8

                        CONSENT OF CHASE SECURITIES INC.

                                                                  March 13, 2000

Board of Directors
Creative BioMolecules, Inc.
101 Huntington Avenue, Suite #2400
Boston, Massachusetts 02199

Members of the Board:

   We hereby consent to the use of our opinion letter dated February 14, 2000 to the Board of Directors of Creative BioMolecules, Inc. ("Creative"), included as Annex C to the Joint Proxy Statement-Prospectus which forms a part of the Registration Statement on Form S-4 of Curis, Inc. relating to the proposed business combination involving Creative, Ontogeny, Inc. and Reprogenesis, Inc., and to the references therein to such opinion in the section entitled "The Merger--Opinion of Creative's Financial Advisor."

   In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Chase Securities Inc.

                                          By:  /s/ Mit Mehta
                                             ----------------------------------
                                          Name: Mit Mehta
                                          Title: Vice President, Investment
                                          Banking